                                                                   Exhibit 12(a)



                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges


                                                                                       Transition       Fiscal
                                                              Nine Months Ended       Period Ended    Year Ended
                                                                  March 31,             June 30,      January 31,
                                                            1997           1996           1996           1996
                                                            ----           ----           ----           ----
                                                                               (millions)


Earnings before income taxes and minority interest         $ 678          $ 196          $  65          $ 349

Add (deduct):

Equity in net earnings of less than 50% owned
companies
                                                             (22)           (27)            (4)           (20)
Dividends from less than 50% owned
companies                                                      5              4              9              4

Fixed charges                                                297            312            183            426

Interest capitalized, net of amortization                     (3)            (2)            (4)            (2)
                                                           -----          -----          -----          -----
Earnings available for fixed charges                       $ 955          $ 483          $ 249          $ 757
                                                           -----          -----          -----          -----

Interest Expense                                           $ 245          $ 261          $ 151          $ 378

Proportionate share of 50% owned companies'
fixed charges
                                                              12             12              8              6
Portion of rent expense deemed to represent
interest factor
                                                              40             39             24             42
                                                           -----          -----          -----          -----

Fixed Charges                                              $ 297          $ 312          $ 183          $ 426
                                                           -----          -----          -----          -----
Ratio of Earnings to Fixed Charges                          3.22x          1.55x          1.36x          1.78x
                                                           =====          =====          =====          =====
